 Exhibit 10.15

Execution Version

[Certain information has been omitted from the exhibit pursuant to Item 601(b)(10)(iv) because it is both not material and is the type of information that the registrant treats as private or confidential. Such information has been omitted from this exhibit in places marked “[***].”]

[Certain personally identifiable information has been omitted from this exhibit in places marked “[*]” pursuant to Item 601(a)(6) of Regulation S-K.]

TAX CREDIT PURCHASE AND SALE AGREEMENT

Between

GENWORTH FINANCIAL, INC.

And

SOLAREDGE MANUFACTURING, INC.

Dated November 4, 2024

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS; INTERPRETATION	1
1.1	Defined Terms	1
1.2	Rules of Construction	6
ARTICLE 2 PURCHASE AND SALE; EXECUTION DATE AND TAX CREDIT TRANSFER DATE CONDITIONS	7
2.2	Execution Date Conditions Precedent	7
2.3	Tax Credit Transfer Date Conditions Precedent	9
ARTICLE 3 PAYMENT OF PURCHASE PRICE	10
3.1	Payment of Purchase Price	10
7.1	Covenants of All Parties	14
7.2	Covenants of Purchaser	15
7.3	Covenants of the Seller	15
ARTICLE 8 INDEMNIFICATION	17
8.1	Indemnification	17
8.2	Limitation of Liability; After-Tax Basis	17
8.3	No Double Recovery	19
8.4	Procedure for Indemnification	19
ARTICLE 9 TAX CONTESTS	20
9.1	Procedure for Tax Contests	20
9.2	Credit Support	21
ARTICLE 10 TERMINATION	22
10.1	Termination	22
10.2	Effect of Termination	23
ARTICLE 11 MISCELLANEOUS	24

Exhibit A – Form of Tax Credit Transfer Date Certificate
Exhibit B – Form of Transfer Election
Exhibit C – Seller’s Account Details

i

TAX CREDIT PURCHASE AND SALE AGREEMENT

 This TAX CREDIT PURCHASE AND SALE AGREEMENT (the “Agreement”), is entered into as of November 4, 2024 (the “Execution Date”), by and between Genworth Financial, Inc., a corporation organized under the laws of Delaware (“Purchaser”), and SolarEdge Manufacturing, Inc., a corporation organized under the laws of Delaware (“Seller”). The aforementioned parties are sometimes herein referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller is in the business of the production and sale of residential inverters as defined in Sections 45X(c)(1)(A)(iii) and 45X(c)(2)(F) of the Code (the “Equipment”);

WHEREAS, the production and sale of the Equipment qualifies for Tax Credits (as defined below); and

WHEREAS, as of the Execution Date, Seller will commit to sell, transfer, and assign, and Purchaser will commit to purchase, accept and assume, all of Seller’s rights, title, and interest in Subject Tax Credits (as defined below), with the consummation of and Purchaser’s payment for such sale to be made on the Tax Credit Transfer Date (as defined below).

NOW, THEREFORE, in consideration of the premises and of the respective covenants, representations and warranties herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby covenant and agree as follows:

Article 1
DEFINITIONS; INTERPRETATION

1.1          Defined Terms.  In addition to the capitalized terms defined elsewhere in this Agreement, the following terms have the respective meanings set forth below:

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such first Person.

“After-Tax Basis” means, with respect to any payment to be actually or constructively received by any Person, the amount of such payment (the “base payment”) shall be supplemented by a further payment (the “additional payment”) to that Person so that the sum of the base payment plus the additional payment, after deduction of the amount of all federal income taxes required to be paid by such Person in respect of the receipt or accrual of the base payment and the additional payment is equal to the base payment.

“Agreement” has the meaning given in the preamble.

“AML Laws” means all anti-money laundering laws related to the prevention of money laundering and terrorist financing.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction concerning or relating to bribery or corruption.

“Applicable Laws” means any provision of any federal, state, municipal or local laws, ordinances, rules, regulations, or requirements, including any order, judgment, decree, determination, or award of any court binding on any Party, or its or their assets including (as applicable) the Equipment.

“Bankruptcy” means, with respect to any Person, that (a) such Person: (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Applicable Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in preceding clauses (i)–(iv); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or substantially all of such Person’s properties or (b) a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Applicable Law has been commenced against such Person, and sixty (60) days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person of all or substantially all of such Person’s properties has been appointed and sixty (60) days have expired without such appointment having been vacated or stayed, or sixty (60) days have expired after the date of expiration of a stay, such appointment has not previously been vacated.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which commercial banks in New York, New York are authorized or required to be closed.

“Change in Tax Law” means: (a) any amendment or change to the Code or another U.S. federal income tax law; (b) the issuance or amendment of temporary or final Treasury Regulations, (c) any change in the interpretation of the Code or temporary or final Treasury Regulations by a controlling decision of the United States Tax Court, United States District Court, United States Court of Appeals, or the United States Supreme Court or (d) any published guidance, notice, announcement or ruling published in written form by the U.S. Department of the Treasury, IRS or any other applicable Governmental Authority in connection with the Tax Credits or Sections 45X, or 6418 of the Code; provided that a “Change in Tax Law” shall not include changes that relate to Purchaser’s tax capacity or ability to use any federal income tax benefits, including the Tax Credits, or realize actual tax savings therefrom (including as a result of a limitation on Purchaser or the imposition of any minimum tax).

“Claim” means any and all judgments, awards, causes of action, lawsuits, suits, proceedings, damages losses, interest and penalties (including in connection with any Excess Credit Transfer), costs, or expenses (including litigation costs and reasonable and documented attorneys’ and experts’ fees and expenses), assessments, fines, penalties, administrative orders or injunctions.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract Manufacturer” means Flextronics America, LLC, a Delaware limited liability company.

“Control” when used with respect to any particular Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Credit Support” means a letter of credit, cash in escrow, or other similar credit support (which may, for the avoidance of doubt, include tax insurance), in each case from an issuer and in form and substance reasonably acceptable to Purchaser and in an amount equal to 110% of the amount of deficiency assessed by the IRS under Article 9.

“Disqualified Person” means any entity described in Section 6417(d)(1)(A) of the Code.

“Encumbrance” means any lien (statutory or otherwise), mortgage, deed of trust, claim, option, lease, easement, charge, pledge, security interest, hypothecation, assignment, use restriction or other encumbrance of any kind or nature whatsoever, whether voluntary or involuntary, choate or inchoate (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement).

“Excessive Credit Transfer” means an excessive credit transfer as described in Section 6418(g)(2) of the Code, but does not include any excessive credit transfer resulting from Purchaser, or any permitted assignee, transferee or successor of Purchaser, claiming Tax Credits in excess of the amounts set forth on any Transfer Election Statement.

“Execution Date” has the meaning given in the preamble.

“Final Determination” means with respect to the Subject Tax Credits (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final (i.e., when all appeals allowable by law, other than an appeal to the Supreme Court of the United States, have been exhausted or the time for filing such appeals has expired); (ii) a closing agreement entered into pursuant to Section 7121 of the Code or any other settlement agreement entered into in connection with an administrative or judicial proceeding; (iii) the date on which the time for instituting a claim for refund has expired, or if a claim was filed, the time for instituting suit with respect thereto has expired; (iv) the date on which the applicable statute of limitations for raising an issue regarding a federal income tax matter has expired; or (v) the date on which the Parties mutually agree in writing that there is no tax position that supports a contest of the reduction, loss or disallowance.

“Fitch” means Fitch Ratings Inc. of its successor ratings provider.

“Guarantor” means SolarEdge Technologies, Inc., a Delaware corporation.

“Guaranty” means the Guaranty entered into by Guarantor in favor of Purchaser guarantying Seller’s payment obligations under this Agreement.

“Governmental Authority” means any (a) foreign, federal, state, local, municipal or other government, (b) department, agency or instrumentality of a foreign or other government,
(c) governmental or quasi-governmental authority of any nature, (d) court or other tribunal or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or tax authority or power of any nature.

“Indemnified Party” has the meaning set forth in Section 8.2.

“Indemnifying Party” has the meaning set forth in Section 8.2.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to Seller, matters actually known to Seller following due and reasonable inquiry (including inquiry of the officers, directors, employees or other representatives of Seller and Affiliates of Seller) as appropriate to determine the related matter; and with respect to Purchaser, matters actually known to Purchaser following due and reasonable inquiry (including inquiry of the officers, directors, employees or other representatives of Purchaser) as appropriate to determine the related matter.

“Material Adverse Effect” means any change, circumstance or event that, in the aggregate, will have a material adverse effect on (a) the availability of Subject Tax Credits transferred by Seller to Purchaser, including material increased risk of loss, reduction, or disallowance, or (b) the ability of any Person to perform its obligations under any Transaction Document to which such Person is a party.

“Moody’s” means Moody’s Investors Service, Inc. or its successor ratings provider.

“Mutual NDA” means the Mutual Non-Disclosure and Confidentiality Agreement, dated September 18, 2024, between Purchaser and Seller.

“Other 45X Agreement” has the meaning set forth in Section 9.2(c).

“Party” and “Parties” have the meanings given in the preamble.

“Per Credit Purchase Price” has the meaning set forth in Section 2.1.

“Person” means a natural person, corporation, partnership, limited liability company, business entity, trust, organization, association, or any Governmental Authority.

“Production Period” means the period from and including January 1, 2024 to and including June 30, 2024.

“PTC Loss Event” means following a Final Determination, any reduction, loss or disallowance of Subject Tax Credits, when compared to the amount of Subject Tax Credits utilized in the calculation of the agreed upon Purchase Price and Tax Credits shown on the applicable Transfer Election Statement, including any such reduction, loss or disallowance that occurs as the result of an IRS adjustment or failure or omission of Seller to effect a valid Transfer Election; provided, that any reduction, loss or disallowance of Subject Tax Credits shall not be considered a PTC Loss Event if such reduction, loss or disallowance is solely caused by any act, omission, misrepresentation or breach by Purchaser or its Affiliates of their covenants, representation and warranties set forth in this Agreement or the other Transaction Documents.

“Purchase Price” has the meaning given in Section 2.1.

“Purchaser” has the meaning given in the preamble.

“Related Party Buyer” means SolarEdge Technologies, Ltd., a limited company organized under the laws of Israel.

“Required Credit Rating” means, with respect to a Person, that such Person’s unsecured long-term senior debt obligations have at least two of the following ratings: (a) BBB- or higher from S&P, (b) Baa3 or higher from Moody’s or (c) BBB- or higher from Fitch.

“S&P” means Standard & Poor’s Financial Services LLC or its successor ratings provider.

“Sanctioned Person” means, at any time, (a) any Person listed on any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority; (b) any Person located, organized or resident in a country, region, or territory that is, or whose government is, the subject of Sanctions; (c) any Person which is owned or controlled by any such Person or Persons described in clauses (a) or (b) above; or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced by the U.S. government (including the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Seller” has the meaning given in the preamble.

“Subject Tax Credits” has the meaning set forth in Section 2.1.

“Tax Contest” any audit, examination, contest, litigation, or other proceeding with or by any Governmental Authority responsible for the administration and collection of taxes arising from the sale, purchase or claim of Subject Tax Credits pursuant to this Agreement and/or the election to sell, purchase or claim Subject Tax Credits pursuant to this Agreement.

“Tax Credit” or “Tax Credits” means the advanced manufacturing production credit determined under Section 45X of the Code.

“Tax Credit Transfer Date” means the date all conditions set forth in Section 2.3 have been satisfied (or waived by the Parties), or if such day is not a Business Day, the Business Day immediately succeeding such day (provided, for the avoidance of doubt, that the Tax Credit Transfer Date may be the Execution Date if all such conditions are met or waived prior to the Execution Date).

“Tax Return” means any return, report, statement, information return or other document (including any amendments thereto and any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any taxes or the administration of any laws, regulations or administrative requirements relating to any taxes.

“Taxable Year” means each calendar year during the term of this Agreement.

“Third Party Claims” means any legal proceedings instituted or any claim or demand asserted by any third party.

“Transaction Documents” means this Agreement, the Guaranty, the Transfer Election Statement, the Mutual NDA and each instrument, certificate, and notice required to be delivered pursuant hereto or thereto.

“Transfer Election” means an election made under Section 6418(a) of the Code to transfer the Subject Tax Credits to Purchaser.

“Transfer Election Statement” has the meaning set forth in Section 7.3.

“Transfer Registration Number” means the tax credit transfer registration number(s) issued by the IRS with respect to the Equipment or the facility at which the Equipment is manufactured.

“Underdelivery Penalty Amount” has the meaning set forth in Section 7.3(e).

“30-Day Letter” has the meaning set forth in Internal Revenue Manual Part 4, Chapter 10, Section 8.

“90-Day Letter” means a Statutory Notice of Deficiency as set forth in Internal Revenue Manual Part 4, Chapter 8, Section 9.

1.2          Rules of Construction. Unless otherwise defined or required by the context in which any term appears in this Agreement: (a) the singular includes the plural and vice versa; (b) the words “herein,” “hereof” and “hereunder” refer to this Agreement as a whole (including all Exhibits and Schedules hereto) and not to any particular section or subsection of this Agreement; (c) references to any agreement, document or instrument mean such agreement, document or instrument as amended, modified, supplemented, or novated from time to time; (d) the words “include,” “includes” and “including” mean include, includes and including “without limitation”; and (e) unless otherwise specified, the word “or” means “and/or”.

Article 2
PURCHASE AND SALE; EXECUTION DATE AND TAX CREDIT TRANSFER DATE
CONDITIONS

2.1          Purchase Price. Pursuant to the terms and conditions of this Agreement, Purchaser agrees to purchase, and Seller agrees to sell to Purchaser, all Tax Credits generated with respect to the Equipment produced during the Production Period, which, based on Seller’s representations, totaled an aggregate credit amount of $42,649,737 (the “Subject Tax Credits”). The purchase price for each Subject Tax Credit shall be $0.94 per $1.00 of Tax Credit (the “Per Credit Purchase Price”). The consideration paid by the Purchaser to the Seller for the transfer of Subject Tax Credits on the Tax Credit Transfer Date shall be the product of (i) the Per Credit Purchase Price and (ii) the aggregate credit amount with respect to the Subject Tax Credits, which based on the above results in a total consideration amount equal to $40,090,753 (the “Purchase Price”).

2.2          Execution Date Conditions Precedent. Each Party agrees that the occurrence of the Execution Date is conditioned upon the following conditions being satisfied, any of which may be waived, in whole or in part, by the relevant Party to whose satisfaction such conditions are to be met, in its sole discretion; provided that, the execution of this Agreement by each Party, and the delivery of such executed copy to each other Party, shall evidence the satisfaction or waiver (by each Party) of any such condition that is required to be “satisfactory” or “reasonably satisfactory” (or equivalent language) of such Party:

(a)          each of the representations and warranties made by each Party in this Agreement and the other Transaction Documents (other than those made as of a later date) is true and correct as of the Execution Date (unless such representation or warranty relates solely to an earlier date, in which case it will have been true and correct as of such earlier date);

(b)          no event has occurred and is continuing which would result in a Material Adverse Effect;

(c)          each Party will have received fully executed copies of the Transaction Documents required to be executed as of the Execution Date, each in form and substance reasonably satisfactory to both Parties;

(d)          Purchaser has received a certificate from an authorized officer of Seller, certifying to the following: (i) an incumbency certificate from Seller attesting to the incumbency of the officers or authorized representatives of Seller, (ii) a good standing certificate of Seller from the applicable Secretary of State; and (iii) resolutions of the board of directors, sole member or other equivalent governing body of Seller authorizing and approving, as applicable, the execution of this Agreement and the transactions contemplated hereunder;

(e)          Seller has received a certificate from an authorized officer of Purchaser, certifying to the following: (i) an incumbency certificate from Purchaser attesting to the incumbency of the officers or authorized representatives of Purchaser and authorizing and approving (or certifying to the authorization and approval of), as applicable, the execution of this Agreement and the transactions contemplated thereunder and (ii) a good standing certificate of Purchaser from the applicable Secretary of State;

(f)          Purchaser has received the most recent audited annual and unaudited quarterly financial statements of Guarantor;

(g)          Purchaser has received from Seller (i) the production report from Contract Manufacturer with respect to the Equipment for the Production Period, (ii) invoices from Contract Manufacturer to Seller with respect to the Equipment for the Production Period, (iii) a record of sales by Seller to Related Party Buyer of Equipment for the Production Period, in each case certified by Seller’s accountant and reasonably satisfactory to Purchaser, (iv) true and correct copies of all agreements relating to contract manufacturing arrangements for the Equipment pursuant to Proposed Treasury Regulation 1.45X- 1(c)(3)(ii)(B) and (v) a true and correct signed copy of the certification in accordance with Proposed Treasury Regulation Section 1.45X-1(c)(3)(iv);

(h)          Purchaser has received a limited scope tax opinion from Orrick, Herrington & Sutcliffe LLP, which opinion is in form and substance reasonably satisfactory to Purchaser;

(i)          Purchaser has satisfactorily completed its due diligence, including technical, legal, and financial due diligence relating to Seller and the Equipment, tax assumptions and the anticipated amount of Subject Tax Credits;

(j)          Seller has (i) applied for the Transfer Registration Number from the IRS with respect to the Subject Tax Credits, (ii) provided Purchaser with a copy of the Transfer Registration Number(s) together with evidence reasonably satisfactory to Purchaser that such Transfer Registration Number(s) has been issued to Seller, or if such Transfer Registration Number(s) have not been issued, provided Purchaser with screen shots and other evidence reasonably satisfactory to Purchaser that such Transfer Registration Number(s) have been applied for and (iii) to Seller’s Knowledge the issuance of such Transfer Registration Number(s) is not at risk of delay or rejection; provided that Seller makes no representation regarding any risk of delay or rejection that may arise from actions, inactions or decisions of Governmental Authorities including the Internal Revenue Service, that are applicable to such registrations in general;

(k)          there is no litigation pending, or threatened in writing, against Seller or Purchaser challenging the validity or enforceability or seeking to enjoin the performance of any Transaction Document or otherwise directly affecting the Seller or Purchaser or the production and sale of the Equipment which could reasonably be expected to have a Material Adverse Effect; and

(l)          Seller has obtained all necessary third party consents, waivers, authorizations and approvals in connection with its execution and delivery of, and performance of its obligations under, this Agreement and other Transaction Document to which it is a party and the transactions contemplated hereunder and thereunder and otherwise for the production and sale of the Equipment

(m)          Seller has provided Purchaser with a draft IRS Form 7207 with respect to the Subject Tax Credits in form and substance reasonably satisfactory to Purchaser.

2.3          Tax Credit Transfer Date Conditions Precedent. The obligation of Purchaser to pay the Purchase Price and consummate the purchase of Subject Tax Credits on the Tax Credit Transfer Date will be conditioned upon the following conditions being satisfied with respect to the Subject Tax Credits, any of which may be waived, in whole or in part, by Purchaser in its sole discretion, on or prior to the Tax Credit Transfer Date:

(a)          since the Execution Date, there has occurred no Change in Tax Law with respect to the Subject Tax Credits that could reasonably be expected to have a Material Adverse Effect;

(b)          each of the representations and warranties in this Agreement and the other Transaction Documents (other than those made as of a later date) shall be true and correct in all material respects (except for such representations and warranties that are qualified by materiality, Material Adverse Effect or any similar qualification or exception, which will be true and correct in all respects) as of such Tax Credit Transfer Date (unless such representation or warranty relates solely to an earlier date, in which case it will have been true and correct in all material respects as of such earlier date);

(c)          Purchaser shall have received from Seller copies of customary UCC liens searches for the Seller and the Guarantor in the jurisdiction in which the principal place of business of Seller or Guarantor, as applicable, is located, and in each case dated within fifteen (15) days prior to the Tax Credit Transfer Date, in each case with results reasonably satisfactory to Purchaser;

(d)          no event has occurred and is continuing which would result in Seller’s inability to transfer the Subject Tax Credits to Purchaser;

(e)          all Transaction Documents other than the Transfer Election Statement have been entered into and remain in full force and effect and no event of default exists under any Transaction Document on the part of Seller (or, in the case of the covenants contained in Article 7, as applicable, its Affiliates) party thereto that could reasonably be expected to have a Material Adverse Effect;

(f)          Purchaser has received a certificate dated as of the Tax Credit Transfer Date, in the form of Exhibit A attached hereto, from an authorized officer of Seller to the effect that the conditions set forth in this Section 2.3 have been satisfied; and

(g)          Seller has delivered to Purchaser wire instructions for the disbursement of the Purchase Price on such Tax Credit Transfer Date.

Article 3
PAYMENT OF PURCHASE PRICE

3.1          Payment of Purchase Price. Purchaser will pay the Purchase Price for the Subject Tax Credits on the Tax Credit Transfer Date. The Purchase Price will be paid in U.S. dollars, by wire transfer of immediately available funds to the account set forth on Exhibit C or, if so requested in writing by Seller, by such alternative means of delivery of immediately available funds or other method of cash payment as is reasonably acceptable to Purchaser.

Article 4
REPRESENTATIONS AND WARRANTIES OF SELLER

As of the Execution Date and the Tax Credit Transfer Date, Seller hereby represents and warrants, as applicable, to Purchaser as follows:

4.1          Seller is a duly organized corporation validly existing and in good standing under the laws of the State of Delaware and is duly qualified and in good standing under the Applicable Law of each other jurisdiction that requires qualification, except where the failure to be so qualified or in good standing would not cause a Material Adverse Effect.

4.2	Seller is properly classified as a corporation for federal income tax purposes.

4.3          The Subject Tax Credits are eligible credits described in Section 6418(f)(1)(A)(vi) of the Code resulting from Seller’s production of residential inverters consistent with Sections 45X(b)(1)(I) and 45X(b)(2)(B)(iv) of the Code and Proposed Treasury Regulations 1.45X-1(c) and 1.45X-2(c).

4.4          The amount of the Subject Tax Credits has been determined in accordance with the capacity of the Equipment consistent with Section 45X(b)(1)(I)(ii) of the Code.

4.5          The amount of Tax Credits for which Seller is entitled with respect to the Equipment for the Production Period is not less than $42,649,737.

4.6          The Equipment to which the Tax Credits are generated was sold to a related person under Section 52(b) of the Code.

4.7          Seller has not made any elections under the Code or taken any action that would reasonably be expected to have a Material Adverse Effect.

4.8          The Equipment qualifies as “eligible components” that are “residential inverters” pursuant to Sections 45X(c)(1) and (2)(F) of the Code.

4.9          None of Seller, any of its Affiliates or, to Seller’s Knowledge, any other Person has claimed the qualifying advanced energy project credit pursuant to Section 48C of the Code with respect to any facility at which the Equipment is produced. Seller has not elected to claim, or transferred or contracted to transfer, any tax credits under Section 48C of the Code with respect to the Equipment or any related qualifying advanced energy project.

4.10          None of the Subject Tax Credits were transferred to Seller pursuant to Section 6418 of the Code.

4.11         None of the information provided by or on behalf of Seller to Purchaser in connection with the Seller, the Guarantor, this Agreement, or any other Transaction Document, taken as a whole, contains any untrue statement of a material fact or omits any material fact necessary to make the statements herein or therein, in light of circumstances under which they were made, not misleading in any material respects.

4.12          Seller has not contracted for the transfer of the Subject Tax Credits to any Person other than Purchaser.

4.13          No Subject Tax Credits (a) have been carried backward or forward pursuant to Section 39 of the Code by Seller or any of its Affiliates from any other Taxable Year (b) or are subject to any PTC Loss Event (or event that would be a PTC Loss Event upon a Final Determination) or other reduction for any reason.

4.14          The Subject Tax Credits have been determined with respect to Seller (as described in Treasury Regulations Section 1.6418-2(d)(1)) and Seller is the “eligible taxpayer” (within the meaning of Section 6418(f)(2) of the Code) entitled to transfer the Subject Tax Credits. In the absence of an election under Section 6418(a) of the Code and the transaction described herein in respect of the Subject Tax Credits and disregarding the limitations imposed by Section 38(c) of the Code, Seller would be entitled to claim the Subject Tax Credits. No Person other than Seller or its Affiliates is eligible to claim any of the Subject Tax Credits.

4.15	Seller uses a calendar tax year for federal income tax purposes.

4.16          Seller and each of their respective officers, directors, and employees have conducted their business, and are currently, in compliance with all applicable Anti-Corruption Laws and AML Laws and have implemented internal controls, policies and procedures reasonably designed to ensure compliance with applicable Anti-Corruption Laws, Sanctions and AML Laws.

4.17	No Seller or any of their directors, officers, employees or agents:

(a)	is, or has been, a Sanctioned Person; and/or

(b)	is engaged in any transaction or conduct that is likely to result in it becoming a Sanctioned Person.

4.18          All information set forth in the draft IRS Form 7207 with respect to the Subject Tax Credits and the draft Transfer Election Statement attached as Exhibit B is true and correct, assuming any information provided by Purchaser with respect thereto is true and correct; provided however that Buyer acknowledges and agrees that the draft IRS Form 7207 will be updated prior to filing with the IRS to reflect additional Tax Credit claims by Seller.

4.19          To Seller’s Knowledge, Seller is not related to Purchaser within the meaning of Section 267(b) or Section 707(b)(1) of the Code.

4.20          The Equipment has been produced by Seller pursuant to contract manufacturing arrangements with Contract Manufacturer in accordance with Proposed Treasury Regulation Section 1.45X-1(c)(3)(ii)(B), including certification that Seller is entitled to the Tax Credits in accordance with Proposed Treasury Regulation Section 1.45X-1(c)(3)(iv); and

4.21          The factual assumptions in the Memorandum Re: Eligibility for the Section 45X Advanced Manufacturing Production Credit and Transferability under Section 6418 – January 1, 2024 through June 30, 2024, dated November 4, 2024, to Seller from Holland & Knight LLP are true and correct in all material respects.

Article 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

As of the Execution Date and the Tax Credit Transfer Date, Purchaser hereby represents, warrants and covenants, as applicable, to Seller as follows:

5.1          Purchaser is a duly organized corporation, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and in good standing under the Applicable Laws of each other jurisdiction that requires qualification, except where the failure to be so qualified or in good standing would not result in a Material Adverse Effect.

5.2          Purchaser has the relevant organizational power and authority to carry on its business as such business is now conducted and as proposed to be conducted.

5.3          No default (or event that, with the giving of notice or the passage of time or both, would constitute a default) has occurred and is continuing under any of the Transaction Documents that would result in a Material Adverse Effect, and the Transaction Documents are in full force and effect.

5.4          Purchaser is a “taxpayer” for purposes of Section 6418(a) of the Code.

5.5          Purchaser is treated as a corporation for federal income tax purposes.

5.6          To Purchaser’s Knowledge, Purchaser is not related to Seller within the meaning of Section 267(b) or Section 707(b)(1) of the Code.

5.7          Purchaser uses a calendar year for federal income tax purposes.

5.8          Purchaser has the financial wherewithal to fund its obligations under this Agreement.

5.9          Purchaser (a) was and is represented by counsel in respect of the Transaction Documents, (b) has sufficient knowledge and experience in financial and business matters to enable it to evaluate the Transaction Documents, the Subject Tax Credits (including the eligible amount thereof) and the applicable laws related thereto and (c) has conducted its own diligence of the Subject Tax Credits, the tax and accounting implications of owning the Subject Tax Credits and the rights and limitations associated with acquiring and holding the Subject Tax Credits.

5.10          Purchaser has based its investment decision with respect to this Agreement solely on such diligence and analysis and on the representations and warranties of Seller and its Affiliates in this Agreement (including, without limitation, Section 4.11) and the other Transaction Documents. Purchaser has not relied on Seller or any of its members of Affiliates for any legal, regulatory, tax, insurance, investment, or accounting advice relating to the Subject Tax Credits. Subject to the accuracy and completeness or the information provided by Seller, Purchaser has been provided with, or otherwise has access to, all information that Purchaser believes is necessary or appropriate in connection with its decision to purchase the Subject Tax Credits.

Article 6
MUTUAL REPRESENTATIONS AND WARRANTIES OF THE PARTIES

As of the Execution Date and the Tax Credit Transfer Date (unless expressly limited to any specified date), each Party hereby severally represents, warrants and covenants, as applicable, to the other Party as follows:

6.1          Such Party has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is party and perform its obligations and consummate the transactions contemplated hereunder. The execution, delivery and performance by the Party of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereunder by the Party, have been duly authorized by the necessary actions of the board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other applicable Persons. This Agreement has been duly executed by such Party and constitutes the legal, valid and binding obligation of, and is enforceable against such Party in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by application of equitable principles).

6.2          The execution and delivery of this Agreement and the consummation of all transactions contemplated herein to be performed by such Party does not and will not result in any material breach or violation of, or default under, any governing instrument of such Party or any material agreements by which it is a party or by which it is bound or to which any of its assets is subject, or under any Applicable Law. Any approval of or filing with any governmental authority required to be obtained or made by the Party for the execution, delivery and performance by the Party of this Agreement, except for such approval or filing the failure to obtain of which would not result in a Material Adverse Effect has been obtained or made, or caused to be obtained or filed, by such Party.

6.3         There is no litigation pending, or threatened in writing, against any Party challenging the validity or enforceability, or seeking to enjoin the performance, of any Transaction Document or otherwise directly affecting any Party or the Equipment which could reasonably be expected to have a Material Adverse Effect.

6.4          In connection with the transactions contemplated hereby, (i) the Party has not retained or incurred any obligation to any broker for which any other Party would be responsible and (ii) no Person engaged by the Party will have any right, interest or valid claim against any other Party or its Affiliates for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Agreement.

6.5	No event of Bankruptcy has occurred with respect to the Party.

Article 7
COVENANTS

7.1	Covenants of All Parties.

(a)          Each Party will (i) diligently and in good faith use commercially reasonable efforts to cause the conditions set forth in Section 2.3 to be satisfied as promptly as is reasonably practicable and (ii) reasonably coordinate and cooperate with the other Party in providing such information and supplying such assistance as may be reasonably requested by such other Party in connection with the foregoing.

(b)          Each Party will cooperate with the other Party with any request for additional information pursuant to Sections 45X and 6418 of the Code or as otherwise required pursuant to temporary, proposed or final Treasury Regulations, or other guidance issued under Sections 45X and 6418 of the Code.

(c)          Neither Party will take affirmative actions to become a person related to the other Party within the meaning of Section 267(b) or Section 707(b)(1) of the Code.

(d)          Neither Party nor any Affiliate with whom such Party joins in filing federal income Tax Returns as a consolidated group will file its original federal income Tax Return for the Taxable Year in which the Subject Tax Credit was determined before finalizing the Transfer Election Statement with respect to such Subject Tax Credit, such that such Transfer Election Statement will be filed with each Party’s applicable Tax Return making the Transfer Election.

(e)          The Parties will work together in good faith to update the Transaction Documents to reflect any additional applicable temporary, proposed or final Treasury Regulations or other guidance issued by the U.S. Department of the Treasury or the IRS thereunder after the Execution Date.

(f)          The Parties will report the tax treatment of the Purchase Price payments consistent with Sections 6418(b) and 6418(d) of the Code, this Agreement and the Transfer Election Statement.

(g)          In the event that subsequent to the Execution Date, there is a Change in Tax Law, the Parties shall work together reasonably and in good faith to amend this Agreement, as necessary, to remain consistent with this intent and commercial agreement of the parties set forth in this Agreement as of the Execution Date and, in all events, shall take any actions or inactions reasonably within their control in order to effectuate the transfer of the Subject Tax Credits as required pursuant to any Change in Tax Law, so long as such Change in Tax Law and/or any required actions or inactions remain consistent with this intent and commercial agreement of the parties set forth in this Agreement as of the Execution Date and do not impose an undue burden on either party.

7.2	Covenants of Purchaser.

(a)          Purchaser shall complete the Transfer Election Statement provided by Seller pursuant to Section 7.3(d) with respect to Purchaser and execute the completed Transfer Election Statement.

(b)          Purchaser shall comply with reporting and information retention requirements necessary for a purchaser of tax credits to claim tax credits, such reporting requirements being consistent with and not substantially more onerous than those applicable as of the Effective Date.

(c)          Purchaser will promptly notify Seller of any Tax Contest with respect to the Subject Tax Credits or the transfer thereof pursuant to this Agreement, the procedure for which is provided in Article 9 of this Agreement.

7.3	Covenants of the Seller.

(a)          Seller will make a related party sale election pursuant to Proposed Treasury Regulation Section 1.45X-2(d)(1)(2) with respect to the Subject Tax Credits on its Tax Return for the 2024 Taxable Year.

(b)          The Seller shall file a Transfer Election (which shall include the completed and executed Transfer Election Statement) with respect to Subject Tax Credits in the time and manner required by Section 6418 of the Code and any applicable temporary, proposed or final Treasury Regulations, or other guidance issued by the U.S. Department of the Treasury or the IRS thereunder.

(c)          Seller will not, and will cause its Affiliates not to, take or fail to take any action that would reasonably be expected to cause a PTC Loss Event.

(d)          Seller will as soon as practicable (and in any event no later than August 15, 2025) deliver a true, correct, and complete Transfer Election Statement substantially in the form of Exhibit B or as otherwise agreed upon by the Parties to reflect any additional applicable temporary, proposed or final Treasury Regulations, or other guidance issued by the U.S. Department of the Treasury or the IRS thereunder after the Execution Date, together with all relevant supporting information (including copies of applicable excerpts from Seller’s draft return relating to the Subject Tax Credits) in connection therewith (the “Transfer Election Statement”) as completed with respect to Seller and shall execute such Transfer Election Statement promptly after Purchaser completes the Transfer Election Statement with respect to Purchaser pursuant to Section 7.2(a).

(e)          If (i) the Transfer Election Statement provided by Seller pursuant to Section 7.3(d) provides for an eligible credit amount that is less than the amount of the Subject Tax Credits and (ii) Purchaser is liable for an addition to tax (including any interest or penalties in connection therewith) under Section 6655 of the Code as a result of having reduced its estimated tax payments in reliance on the expected delivery of the full amount of the Subject Tax Credits (an “Underdelivery Penalty Amount”), Seller will, within thirty (30) days of being notified of such Underdelivery Penalty Amount, pay to Purchaser an amount equal to the Underdelivery Penalty Amount on an After-Tax Basis.

(f)          Seller will promptly notify Purchaser of any Tax Contest with respect to the Subject Tax Credits or the transfer thereof pursuant to this Agreement, the procedure for which is provided in Article 9 of this Agreement.

(g)          Seller will not elect any alternative to the Subject Tax Credits or the transfer of Subject Tax Credits pursuant to this Agreement, in each case without the prior written consent of Purchaser in its sole discretion.

(h)          Seller will (i) prepare and submit to the IRS (or any other applicable Governmental Authority), on a timely basis, any and all annual reports, information returns and other certifications and information required (1) to ensure that Seller (and Purchaser) qualifies for the Subject Tax Credits and (2) to avoid any PTC Loss Event or the imposition of penalties or interest on Purchaser, its successors and permitted assignees, or Seller or any of its members, for failure to comply with the requirements of the Code, an Excessive Credit Transfer, or any other Applicable Laws, in each case relating to the Tax Credits, including the Subject Tax Credits, and the transfer thereof pursuant to this Agreement, (ii) retain all documents, statements, or information that is required to be retained in order to avoid a PTC Loss Event, and (iii) upon reasonable request, provide the IRS (or other requesting Governmental Authority) any such documents, statements, or information with respect to Seller.

(i)          Seller shall not at any time elect to claim any elective payment of applicable credits under Section 6417 of the Code or other cash payment in lieu of the Tax Credits with respect to the sales of Equipment for calendar year 2024, or the qualifying advanced energy project credit pursuant to Section 48C of the Code with respect to any facility at which the Equipment is produced.

(j)          As security for the performance of Seller’s obligations under Section 7.3(b), Seller hereby grants, effective upon Seller’s receipt of the Purchase Price from Purchaser, a continuing, first priority security interest in the Subject Tax Credits, which security interest will be automatically released and terminated without further action by the Parties upon filing of the Transfer Election Statement in accordance with Section 7.3(b). Seller hereby authorizes Purchaser to file the UCC-1 statement with the Delaware Secretary of State at any time after the payment by Purchaser of the Purchase Price. Purchaser hereby authorizes the filing of a UCC-3 termination statement in respect of such UCC-1 filing at any time after the final filing of the Transfer Election Statement.

Article 8
INDEMNIFICATION

8.1	Indemnification.

(a)          Seller shall indemnify, defend and hold Purchaser harmless, on an after-tax basis pursuant to Section 8.2, (i) from and against any and all loss, disallowance, expense, or deferral of the Subject Tax Credits or an Excessive Credit Transfer penalty imposed under Code Section 6418(g)(2)(C), and, without duplication, (ii) for (A) any inaccuracy or breach of any representation or warranty or covenant contained in any Transaction Document by Seller or its Affiliates to the extent any are party thereto; or (B) fraud, willful misconduct or negligence, in each case, by the Seller or any of its Affiliates under the Transaction Documents (including, without limitation, Purchaser’s reasonable documented attorney fees, penalties, interest, and other reasonable documented out-of-pocket expenses), capped at 150% of the total amount of the Subject Tax Credits, in each case other than to the extent attributable to (x) any act, omission or misrepresentation or breach by Purchaser or its Affiliates of their covenants, representations and warranties set forth in the Transaction Documents and (y) Purchaser’s tax status or the inability of Purchaser to utilize or otherwise benefit from the Subject Tax Credits.

(b)          Purchaser agrees to indemnify, defend and hold harmless Seller and any successor or permitted assignees from and against any and all Claims that are or may be asserted by any Person against Seller or that are otherwise incurred by Seller in each case; resulting from (i) any inaccuracy or breach of any representation or warranty or covenant contained in any Transaction Document by Purchaser or its Affiliates to the extent any are party thereto; or (ii) fraud, willful misconduct or negligence, in each case, by the Purchaser or any of its respective Affiliates under the Transaction Documents.

8.2          Limitation of Liability; After-Tax Basis. Any Party subject to indemnification pursuant to Section 8.1 shall be referred hereinafter as the “Indemnified Party,” and any Party subject to the obligation to indemnify shall be referred to hereinafter as the “Indemnifying Party.” The indemnification obligations pursuant to Section 8.1 shall be subject to the following limitations, as applicable:

(a)          All indemnity payments paid under Section 8.1 shall be paid on an After- Tax Basis, unless a nationally recognized tax counsel selected by Indemnifying Party and reasonably acceptable to the Indemnified Party advises at least at a “more likely than not” level that such payments are not required to be included in the recipient’s gross income, in which case the amount of any such claim shall be treated as a non-taxable reimbursement, contribution, purchase price adjustment or return of capital; provided, that if the IRS subsequently determines that any indemnity payment is reportable as income, the Indemnifying Party agrees to indemnify the Indemnified Parties for any underpayment for failure to gross-up such indemnity payment on an After-Tax Basis plus any interest or penalties thereon.

(b)          NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO PARTY WILL BE LIABLE TO ANY OTHER PARTY, ANY SUCCESSORS IN INTEREST, OR ANY BENEFICIARY OR PERMITTED ASSIGNEE OF THIS AGREEMENT FOR SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES RESULTING FROM OR ARISING OUT OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, LOSS OF VALUE, LOSS OF FINANCIAL ADVANTAGE OR LOSS OF PROFIT, HOWEVER CAUSED. THIS PARAGRAPH APPLIES NOTWITHSTANDING THE SOLE, JOINT, OR CONCURRENT NEGLIGENCE, FAULT, OR RESPONSIBILITY OF THE PARTY WHOSE LIABILITY IS WAIVED BY THIS PROVISION, OR ANY OTHER EVENT OR CONDITION, WHETHER ANTICIPATED OR UNANTICIPATED, AND REGARDLESS OF WHETHER PRE-EXISTING BEFORE THE DATE HEREOF, PROVIDED, THAT ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES ACTUALLY RECOVERED BY A THIRD PARTY, SUCH AS AN EXCESSIVE CREDIT TRANSFER RECOVERY, AGAINST A PERSON ENTITLED TO INDEMNITY PURSUANT TO SECTION 8.1, SHALL BE INCLUDED IN THE DAMAGES RECOVERABLE UNDER SUCH INDEMNITY. If the amount of any Indemnified Party’s loss at any time subsequent to the Indemnifying Party’s making of a payment under this Article 8 is reduced by recovery, settlement, tax benefit, or otherwise under or pursuant to any applicable insurance coverages for the Equipment, Subject Tax Credits or the transactions contemplated herein, the amount of such recoveries (net of all costs and expenses of collection paid to third parties (including court costs and attorney and other advisor fees and expenses) and increases in premiums attributable to such recoveries) shall be repaid by such Indemnified Party to the Indemnifying Party within thirty (30) days after receipt thereof (or credit therefor) by such Indemnified Party, on an After-Tax Basis and up to the aggregate amount of payments made by the Indemnifying Party to such Indemnified Party.

(c)          Notwithstanding anything in this Article 8, no Indemnified Party shall be entitled to any indemnification hereunder in respect of any Claims to the extent caused solely by any act, omission or misrepresentation or breach by such Indemnified Party or its Affiliates of their respective covenants, representation and warranties set forth in this Agreement or the other Transaction Documents.

(d)          Purchaser’s aggregate obligation to indemnify Seller hereunder shall not exceed the aggregate amount of the Purchase Price actually paid to Seller as of the date of such Claim.

(e)          Each Indemnified Party shall use commercially reasonable efforts to mitigate any loss upon becoming aware of any event or circumstance resulting in such loss.

(f)          Seller’s obligation to indemnify the Purchaser for Claims pursuant to this Article shall continue in effect and survive through the applicable statute of limitations (for the avoidance of doubt, including, in the case of any Claims relating to the Subject Tax Credits, the applicable statute of limitations for any applicable tax return, including any extension), plus ninety (90) days.

8.3          No Double Recovery. Any liability for indemnification under this Article 8 shall be determined without duplication of recovery, taking into account any recovery or indemnification under this Agreement or any other Transaction Document.

8.4	Procedure for Indemnification.

(a)          Whenever any Claim shall arise for indemnification under this Article 8, the Indemnified Party shall promptly notify the Indemnifying Party of the Claim and, when known, provide a good faith description of the facts constituting the basis for such Claim, including copies of all material written evidence thereof; provided, that the failure of an Indemnified Party to give timely notice shall not affect its rights to indemnification under this Article 8, except to the extent that the Indemnifying Party has been actually prejudiced by such failure. In the event of any such claim for indemnification hereunder resulting from or in connection with any Claim by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.

(b)          The Indemnifying Party shall make payment to the Indemnified Party for any undisputed Claim within ten (10) Business Days of receipt of the Indemnified Party’s notice pursuant to Section 8.4(a).

(c)          With respect to any Claim other than a Tax Contest, which shall be subject to the provisions of Section 9.1:

(i)          The Indemnified Party shall not settle, consent to the entry of a judgment of or compromise any Claim for which it is entitled to indemnification hereunder without the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnifying Party, unless the Indemnified Party waives the Indemnifying Party’s indemnity obligation with respect to such Claim.

(ii)          In connection with any Claim which may give rise to indemnity hereunder resulting from or arising out of any Third Party Claim, the Indemnifying Party, may, upon written notice to the Indemnified Party, assume the defense of any such Third Party Claim, which defense shall be prosecuted by the Indemnifying Party to a final conclusion or settlement in accordance with the terms hereof; provided, however, the Indemnifying Party may not assume such defense if under applicable standards of professional conduct, a conflict of interest on any significant issue related to such proceeding exists between the Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, as determined by outside legal counsel to the Indemnifying Party.

(iii)          If the Indemnifying Party assumes the defense of any such Claim, the Indemnifying Party shall (i) select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such Claim, and (ii) take all steps necessary and reasonable in the defense or settlement thereof, at its sole cost and expense. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its sole cost and expense.

The Indemnifying Party may not settle or otherwise dispose of any such Claim without first obtaining written consent from the Indemnified Party of such settlement or disposition, such consent not to be unreasonably withheld, conditioned or delayed unless (x) the settlement involves only payment of money damages, (y) all such money damages will be the responsibility of, and paid by, the Indemnifying Party, and (z) the settlement contains a legally binding, unconditional and irrevocable releases of the Indemnified Party from all liabilities with respect to such claim.

(iv)          The Indemnifying Party shall (with the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed)) have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.

(v)          If the Indemnifying Party does not assume the defense of any such Claim resulting therefrom within thirty (30) days after the date the Indemnifying Party is notified of such claim by the Indemnified Party, or otherwise notifies the Indemnified Party that it has elected not to assume the defense: (i) the Indemnified Party may defend against such Claim, at the sole cost and expense (which cost and expense shall be reasonable) of the Indemnifying Party, in such manner as it may deem reasonably appropriate, including settling such Claim, subject to the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), and (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its sole cost and expense.

Article 9
TAX CONTESTS

9.1	Procedure for Tax Contests

(a)          In the case of a Tax Contest brought forth against Seller, Seller and its Affiliates shall have the right to control such Tax Contest.

(b)          In the case of a Tax Contest brought forth against Purchaser or any Person owned or controlled by Purchaser with respect to any Subject Tax Credits, Purchaser shall have the right to control such Tax Contest.

(c)          Notwithstanding Sections 9.1(a) and 9.1(b), with respect to any Tax Contest, (i) any Party receiving notice of such Tax Contest shall promptly notify the other Party upon receipt of notice of such Tax Contest and keep the non-controlling Party reasonably informed as to the status, including any material developments, of such Tax Contest, including regarding any information document requests or other written inquiries received from the IRS regarding the Subject Tax Credits, (ii) the non-controlling Party shall have the right to participate in such Tax Contest and attend any meetings or conferences or substantive calls with the relevant Governmental Authority, and the controlling Party shall provide the non-controllingParty with reasonable advance notice of any such conferences or substantive calls, at its own sole cost and expense, (iii) the non- controlling Party shall have the opportunity to review and timely provide comments on any submissions to a Governmental Authority, and such comments shall be considered in good faith, and to the extent reasonable included in such submission, by the Party controlling the Tax Contest, and (iv) without obtaining the prior written consent of the non-controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed), the controlling Party shall not (A) file a petition for judicial review, (B) file a request for an administrative adjustment, (C) make any waiver in respect of adjustments for math or clerical errors, (D) enter into an agreement extending the period of limitations; (E) settle, compromise, or abandon a dispute or pay any tax related to any such Tax Contest (including as part of a larger settlement agreement) or (F) reject an offer of settlement or compromise proposed by the IRS or other relevant Governmental Authority with respect to such Tax Contest; provided that Purchaser shall have the right to settle a Tax Contest described in Section 9.1(b) without the consent of Seller if Purchaser waives the indemnification payment by Seller of any amount that could otherwise be payable pursuant to this Agreement.

9.2	Credit Support

(a)          If, at any time during the term of this Agreement or of the Guaranty, Seller receives a 30-Day Letter from the IRS or Purchaser informs Seller that Purchaser has received a 30-Day Letter from the IRS, in each case with respect to any Tax Contest regarding the Subject Tax Credits, Seller shall within twenty-one (21) days after the date on which Seller or Purchaser submits a protest to the IRS Independent Office of Appeals in respect of such 30-Day Letter:

(i)          deliver to Purchaser evidence reasonably acceptable to Purchaser that Guarantor has the Required Credit Rating;

(ii)          deliver to Purchaser a legal opinion, in form and substance reasonably acceptable to Purchaser, from a nationally recognized law firm (which, for the avoidance of doubt, shall include Holland & Knight LLP) stating that Seller “should” be entitled to claim and transfer the Subject Tax Credits, taking into account the positions stated in any Notice(s) of Proposed Adjustment issued by the IRS Examination Division; or

(iii)	provide Credit Support to Purchaser.

(b)          If Seller has delivered to Purchaser evidence that Guarantor has the Required Credit Rating pursuant to subclause (i) of Section 9.2(a) and Guarantor subsequently ceases to have the Required Credit Rating, Seller shall promptly (and in any event within twenty (20) Business Days) after such cessation provide a legal opinion pursuant to subclause (ii) or Credit Support pursuant to subclause (iii) of Section 9.2(a) Seller shall maintain such Credit Support during any period in which (x) Guarantor does not have or maintain the Required Credit Rating and (y) Seller has not delivered a legal opinion pursuant to subclause (ii) of Section 9.2(a) until the conclusion of the applicable Tax Contest (including any appeals).

(c)          If, at any time during the term of this Agreement or of the Guaranty, Seller receives a “90-Day Letter” from the IRS or Purchaser informs Seller that Purchaser has received a “90-Day Letter” from the IRS, in each case with respect to any Tax Contest regarding the Subject Tax Credits, Seller shall within thirty (30) days after the date of such “90-Day Letter”:

(i)          deliver to Purchaser evidence reasonably acceptable to Purchaser that Guarantor has the Required Credit Rating; or

(ii)	provide Credit Support to Purchaser.

(d)          If Seller has delivered to Purchaser evidence that Guarantor has the Required Credit Rating pursuant to subclause (i) of Section 9.2(c) and Guarantor subsequently ceases to have the Required Credit Rating, Seller shall promptly (and in any event within ten (10) Business Days) after such cessation provide Credit Support pursuant to subclause (ii) of this Section 9.2(c). Seller shall maintain any Credit Support provided under Section 9.2(c) during any period in which Guarantor does not have or maintain the Required Credit Rating until the conclusion of the applicable Tax Contest (including any appeals).

(e)          In the event that Seller actually provides any Credit Support in the event of a Tax Contest to any other buyer of Tax Credits, Seller shall provide such benefits to Purchaser, provided it has not previously provided the same or substantially similar Credit Support to the Purchaser under the terms of this Agreement. Seller shall, within seven (7) days of the provision of such benefits, provide evidence of the Credit Support to Purchaser.

Article 10
TERMINATION

10.1	Termination. This Agreement may be terminated at any time only as follows:

(a)	By mutual written agreement of Seller and Purchaser;

(b)          By Purchaser, if Purchaser is not in breach of any representations, warranties, covenants and agreements contained in this Agreement, upon written notice to Seller if any of the representations or warranties of Seller set forth in Article 4 or Article 6 have been materially breached or if Seller failed to perform any of its covenants contained in this Agreement (including a funding obligation), in either case so as to prevent the satisfaction of any condition to the obligations of Purchaser at any funding from being made, but only if (x) Purchaser has first given written notice to Seller identifying such breach, and (y) Seller has not cured or remedied such breach (including, where payment of compensation would reasonably be considered an adequate remedy, the payment of such adequate compensation) within thirty (30) days of receipt of such notice; provided, that the foregoing cure period of Seller shall not be available with respect to a violation, breach or failure to perform any covenant or agreement required to be performed by Seller on a Tax Credit Transfer Date;

(c)          By Seller, if Seller is not in breach of any representations, warranties, covenants and agreements contained in this Agreement, upon written notice to Purchaser if any of the representations or warranties of Purchaser set forth in Article 5 or Article 6 shall either be or have become inaccurate or Purchaser shall have breached or failed to perform any of its covenants contained in this Agreement (including a funding obligation), but only if (x) Seller has first given written notice to Purchaser identifying such breach, and (y) Purchaser has not cured or remedied such breach (including, where payment of compensation would reasonably be considered an adequate remedy, the payment of such adequate compensation) within five (5) Business Days of receipt of such notice; provided, that the foregoing cure period of Purchaser shall not be available with respect to any violation, breach or failure to perform any covenant or agreement required to be performed by Purchaser on a Tax Credit Transfer Date;

(d)          By either Party if a Change in Tax Law occurs and would reasonably be expected to limit the availability of the Subject Tax Credits or materially and adversely change or limit the issuance or transfer of the Subject Tax Credits by Seller to Purchaser, or materially adversely change or limit Purchaser’s ability to utilize the Subject Tax Credits; or

(e)          By Purchaser, if Seller fails to deliver the Transfer Election Statement to Purchaser on or before August 15, 2025 in accordance with Section 7.3(d).

10.2          Effect of Termination. In the event of a termination of this Agreement as provided in Section 9.1, this Agreement shall cease to have force and effect, and there shall be no further liability or obligation on the part of Seller or Purchaser, except that:

(a)          the provisions of Article 8, Article 10 and this Section 9.2 shall continue to apply following any such termination until the expiration of any related statute of limitations of similar period under which the value or amount of, or Purchaser’s rights to, the Subject Tax Credits may be challenged;

(b)          each Party shall continue to be liable for any breach by such Party of this Agreement occurring prior to such termination;

(c)          in the event of a termination of this Agreement pursuant to Section 10.1(d), if due to such Change in Tax Law, Seller is unable to properly deliver a Transfer Election Statement to Purchaser for the full amount of the Subject Tax Credits, Seller shall refund to Purchaser the amount of the Purchase Price attributable to the difference between the amount of Subject Tax Credits purchased by Purchaser under this Agreement and the amount of Subject Tax Credits provided to Purchaser on the Transfer Election Statement; and

(d)          in the event of a termination of this Agreement pursuant to Section 10.1(e) and without prejudice to any other rights, including any indemnification rights, of Purchaser under this Agreement, Seller shall within five (5) Business Days after such termination refund to Purchaser any amount of the Purchase Price paid prior to such Termination.

Article 11
MISCELLANEOUS

11.1          No Waiver. No waiver by any Party of any default of the terms and conditions of this Agreement by the Party will be effective unless made in writing and signed by the non- defaulting Party.

11.2          Entire Agreement; Written Modifications. This Agreement (including the Exhibits and Schedules hereto) and the other Transaction Documents together contain the entire agreement between the Parties with respect to the subject matter hereof; and any and all prior agreements between the Parties with respect to the subject matter hereof are hereby cancelled, terminated and superseded in their entirety. This Agreement and the other Transaction Documents may each be amended, restated, supplemented, or otherwise modified only by written agreement of the Parties or as otherwise expressly provided herein or therein.

11.3          Confidentiality. The Parties acknowledge that the existence and content of this Agreement and any information disclosed by either Party in connection with this Agreement shall be subject to the Mutual NDA.

11.4	Announcements; Branding.

(a)          Neither Party shall make any public announcement or issue any form of external communication in connection with this Agreement or the transactions contemplated hereby unless the form and content of such announcement or communication has been submitted to, and agreed in writing by, the other Party; provided that such requirement shall not apply to any announcement or communication required to be made by a Party pursuant to any Applicable Law. The Party required by Applicable Law to make such announcement or communication shall make commercial reasonable efforts to notify the other Party in advance of any such announcement or communication and to consider in good faith any comments from such other Party.

(b)          Neither Party may use the name, brands or logos of the other Party in any marketing or other materials unless such material has been reviewed and approved in writing by such other Party.

11.5          Expenses; Legal Fees. Except as separately agreed in writing, each Party shall bear its own costs and expenses (including costs and expenses of its counsel) with respect to the transactions contemplated hereby, and the preparation and negotiation of, and entry into, the Transaction Documents, except that Seller will, within thirty (30) days of receipt of an invoice therefor reimburse Purchaser for up to two hundred thousand dollars ($200,000) of reasonable and documented legal costs and expenses in connection with the transactions contemplated hereby.

11.6          Binding Effect; Assignment. This Agreement and the sale of the Subject Tax Credits that are the subject of this Agreement shall bind upon and inure to the benefit of the Parties and their respective permitted assignees, transferees and successors. Unless specifically provided otherwise herein, this Agreement may not be assigned by either Party, in whole or in part, without the prior written consent of the other Party, not to be unreasonably withheld; provided, for the avoidance of doubt, that it shall be reasonable for either Party to withhold such consent if (i) such assignment would be to a Disqualified Person or (ii) such Party determines that the assignment by such other Party could reasonably be expected to have a Material Adverse Effect on such Party.

11.7          Further Assurances. Each of the Parties will provide such information, execute, and deliver any instruments and documents and to take such other actions as may be reasonably necessary and that are not inconsistent with the provisions of this Agreement and the other Transaction Documents, to give full effect to this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereunder.

11.8          Severability. If any provision of this Agreement is held invalid or unenforceable, such holding or action will be strictly construed and will not affect the validity or effect of any other provision hereof or thereof.

11.9          Governing Law; Waiver of Jury Trial. The Transaction Documents (that were not previously executed prior to the date hereof) will be governed by the laws of the State of New York, without giving effect to its conflict of laws principles that could cause the laws of another jurisdiction to apply (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law). Each Party to this Agreement irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other Party, or any Affiliate thereof in any way relating to this Agreement or the transactions relating hereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each Party agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party to this Agreement irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in this Section 10.8. Each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.10          Notices. All notices, consents, demands, requests or other communications which may be or are required to be given under this Agreement shall be in writing and shall (a) be sent by overnight courier, e-mail or United States mail, addressed to the recipient, postage paid, and registered or certified, return receipt requested, or delivered to the recipient in person and (b) be sent or delivered at the addresses set forth on the signature page of this Agreement or such other address as a Party may specify by notice to the other Party. Notices, consents, demands, requests and other communications shall be deemed effective or served on the date of receipt at the address of the Person to receive it; provided that an e-mail transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next Business Day.

11.11          Relationship of Parties. Nothing contained in this Agreement and no act undertaken by the Parties or their respective Affiliates, as applicable, with respect to this Agreement or the transactions contemplated hereby shall constitute or be deemed to have constituted a partnership, joint venture, unincorporated association, fiduciary relationship or other collaborative entity, nor shall this Agreement or the transactions contemplated hereby create any relationship of commercial representation.

11.12          Counterparts. This Agreement and the other Transaction Documents (that were not previously executed prior to the date hereof) may each be executed and delivered by the Parties by electronic format (including portable document format (.pdf)) in any number of counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute but one and the same instrument.

11.13          Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and the Parties shall be entitled to specific performance of the terms hereof and injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy available at law or in equity.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Execution Date.

PURCHASER:
GENWORTH FINANCIAL, INC.

By: /s/ Lisa J. Baldyga
Name: Lisa J. Baldyga
Title: Vice President and Treasurer

Genworth Financial, Inc.
11011 West Broad Street
Glen Allen, VA 23060
Attn: David Kurzawa
Email: [*]

With a copy to:

Weil Gotshal & Manges LLP
767 Fifth Ave
New York, NY 10153
Attn: Steven Lorch
Email: [*]

[Signature Page to Tax Credit Purchase and Sale Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Execution Date.

SELLER:
SOLAREDGE MANUFACTURING, INC.

By: /s/Ariel Porat
Name: Ariel Porat
Title: Chief Financial Officer

700 East Tasman Drive
Milpitas, California 95035
Attn: Dr. Doron Herman, Adv.,VP Tax
Email: [*]

With a copy to:

Holland & Knight LLP
800 17th Street, NW
Washington, DC 20006
Attn: Amish Shah
Email: [*]

[Signature Page to Tax Credit Purchase and Sale Agreement]

EXHIBIT A
TO TAX CREDIT PURCHASE AND SALE AGREEMENT

FORM OF TAX CREDIT TRANSFER DATE CERTIFICATE
(Delivered pursuant to Section 2.3)

Date: [●]

Genworth Financial, Inc.
11011 West Broad Street
Glen Allen, VA 23060
Attn:    Craig Pichette
            David Kurzawa
Email: [*]
           [*]

With a copy to:

Weil Gotshal & Manges LLP
767 Fifth Ave
New York, NY 10153
Attn:    Steven Lorch
Email: [*]

Re: Tax Credit Transfer Date Certificate

Ladies and Gentlemen:

This certificate (“Tax Credit Transfer Date Certificate”) is delivered pursuant to Section 2.3 of that certain Tax Credit Purchase and Sale Agreement, dated as of [          ], 2024 (as amended, amended and restated, modified or supplemented from time to time, the “Agreement”), by and among Genworth Financial, Inc. (“Purchaser”) and SolarEdge Manufacturing Inc. (“Seller”), with respect to the Subject Tax Credits generated with respect to the production and sale of Equipment during the Production Period. Capitalized terms used and not defined herein shall have the meanings specified in the Agreement.

I, [●], am a duly authorized officer of Seller. I do hereby certify, solely in such capacity, and not in my individual capacity, on behalf of Seller, as of the applicable Tax Credit Transfer Date, as follows:

(a)          each of the representations and warranties in the Agreement and the other Transaction Documents is true and correct in all material respects (except for such representations and warranties that are qualified by materiality, Material Adverse Effect or any similar qualification or exception, which are true and correct in all respects) as of such Tax Credit Transfer Date, unless such representation or warranty relates solely to an earlier date, in which case it was true and correct in all material respects as of such earlier date;

(b)          no event has occurred and is continuing which would prevent the production and sale of the Equipment from qualifying for the Tax Credits or would otherwise result in the inability of Seller to transfer the Subject Tax Credits to Purchaser;

(c)          there is no litigation pending, or threatened in writing, against any Seller challenging the validity or enforceability, or seeking to enjoin the performance of any Transaction Document or the Agreement; and

(d)          all Transaction Documents have been entered into and remain in full force and effect and no event of default exists under any Transaction Document on the part of any Seller party thereto that could reasonably be expected to have a Material Adverse Effect.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned has duly executed this Tax Credit Transfer Date Certificate on behalf of Seller as of the date first written above.

SolarEdge Manufacturing Inc., as Seller By: Name: [●] Title: [●]

A - 2

EXHIBIT B
TO TAX CREDIT PURCHASE AND SALE AGREEMENT

Form of Transfer Election Statement
TRANSFER ELECTION STATEMENT

This Transfer Election Statement is made by [●] (“Eligible Taxpayer”), and [●] (“Transferee Taxpayer”), with respect to the credit related to the eligible credit property of the Eligible Taxpayer known as [  ] for the calendar year ended December 31, 20[24] in accordance with Section 6418 of the Code and the Treasury Regulations thereunder (the “Regulations”).

(i)	ELIGIBLE TAXPAYER

Name:
Address:
Taxpayer Identification Number:

TRANSFEREE TAXPAYER

Name:
Address:
Taxpayer Identification Number:

(ii)
This election is made with respect to the advanced manufacturing production credit determined with respect to residential inverters which are considered eligible credit property pursuant to Section 45X of the Internal Revenue Code of 1986, as amended (the “Code”). The total amount of the credit determined with respect to the eligible credit property is $[  ]. The amount of the transferred specified credit portion is $[  ].

(iii)	The taxable year of the Eligible Taxpayer is [ ].
(iv)	The first taxable year in which the specified credit portion will be taken into account by the Transferee Taxpayer is [ ].
(v)	The amount of the cash consideration paid for the specified credit portion is $[ ] and was paid by the Transferee Taxpayer to the Eligible Taxpayer on [ ].
(vi)	The registration number(s) assigned to the eligible credit property is [ ].
(vii)
The Eligible Taxpayer (or any member of its consolidated group) is not related to the Transferee Taxpayer (or any member of its consolidated group) within the meaning of Sections 267(b) or 707(b)(1) of the Code.

(viii)	The Eligible Taxpayer has or will comply with all requirements of Section 6418 of the Code, the Regulations, and the provisions of the Code applicable to the eligible credit.
(ix)	The Eligible Taxpayer has provided the required minimum documentation (as described in Section 1.6418-2(b)(5)(iv) of the Regulations) to the Transferee Taxpayer.
(x)
The Transferee Taxpayer acknowledges that the Transferee Taxpayer must retain the required minimum documentation (consistent with Section 1.6001-1(e) of the Treasury Regulations) provided by the Eligible Taxpayer as long as the contents thereof may become material in the administration of any internal revenue law.

[Signature Page Follows]

This Transfer Election Statement is hereby made by the Eligible Taxpayer on this [  ] day of [          ], 202[_].

Under penalties of perjury, I declare that I have examined this Transfer Election Statement and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of the Eligible Taxpayer and legally bind the Eligible Taxpayer.

ELIGIBLE TAXPAYER: [ ], a [●] By: Name: Title:

This Transfer Election Statement is hereby consented to by the Transferee Taxpayer on this [  ] day of [          ], 202[_].

Under penalties of perjury, I declare that I have examined this Transfer Election Statement and consented to it, and I further declare that I have authority to sign this document on behalf of the Transferee Taxpayer and legally bind the Transferee Taxpayer.

TRANSFEREE TAXPAYER: [ ], a [●] By: Name: Title:

B - 2

EXHIBIT C
TO TAX CREDIT PURCHASE AND SALE AGREEMENT

Seller’s Account Details

[Intentionally Omitted]